Exhibit 10.2
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 6th day of November, 2024 (the “Effective Date”), by and between Bowlero Corp., a Delaware corporation (the “Company”), and Lev Ekster (the “Executive”).
THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:
A.    Effective as of the Effective Date, this Agreement shall govern the employment relationship between the Executive and the Company.
B.    The Executive desires to be employed by the Company on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:
1.    Retention and Duties.
1.1    Retention. The Company hereby hires, engages and employs the Executive for the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.
1.2    Duties; Location. For the period beginning on the Effective Date and ending on the last day of the Period of Employment (as such term is defined in Section 2), the Executive shall (i) serve the Company as its President, (ii) have the powers, authorities, duties and obligations of management usually vested in the office of the President of a company of a similar size and similar nature of the Company, and such other powers, authorities, duties and obligations commensurate with such position as the Company’s Board of Directors (the “Board”) may reasonably assign from time to time, and (iii) report directly to the CEO of the Company. The Executive may work remotely from any location; provided that the Executive acknowledges and agrees to travel as necessary in performing the Executive’s duties for the Company, including travel to the Company’s offices and other locations as reasonably as is necessary.
1.3    No Other Employment; Minimum Time Commitment. During the Period of Employment, the Executive shall devote substantially all of his business time, energy and skill to the performance of the Executive’s duties for the Company, and shall hold no other employment.
2.    Period of Employment. The Executive’s employment pursuant to this Agreement with the Company will commence on the Effective Date, and will end at the close of business on the second (2nd) anniversary of the Effective Date (such anniversary date, the “Expiration Date”). The “Period of Employment” shall mean the period beginning on the Effective Date and ending on the Expiration Date. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided below in this Agreement.
3.    Compensation.
3.1    Base Salary. During the Period of Employment, and for the Executive’s services to the Company, the Company shall pay the Executive a base salary at an annualized rate of $725,000 (the “Base Salary”), which shall be paid in accordance with the Company’s regular payroll practices in effect from time to time.
3.2    Annual Bonus. During the Period of Employment, for each fiscal year, the Executive shall have the opportunity to earn an annual bonus (the “Annual Bonus”). The target amount of the Annual Bonus shall equal a minimum 50% of the Base Salary, with final amount of the target amount of the Annual Bonus to be approved by the Compensation Committee of the Board for each year fiscal year during the Period of Employment. The actual amount of the Annual Bonus earned for a fiscal year shall be based on the achievement of performance targets established by the Compensation Committee of the Board in accordance with the terms of the Company’s annual incentive plan. Any Annual Bonus earned for a fiscal year shall be paid to the Executive no later than two and a half (2.5) months after the end of such fiscal year.
3.3    Equity Awards. The Executive shall be eligible to receive awards under the Company’s long-term equity incentive program as in effect from time to time. Such awards shall be at a level commensurate with awards granted to other executives, other than the Chief Executive Officer, listed in the Company’s Definitive Annual Proxy Statement filed with the Securities and Exchange Commission under the cover of Schedule 14A.
4.    Benefits.
4.1    Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee retirement and welfare benefit plans and programs, and fringe and any other employee benefit plans and programs, made available by the Company to employees generally, in accordance with the generally applicable eligibility and participation provisions of such plans, and as such plans or programs may be in effect from time to time.
4.2    Reimbursement of Business Expenses. The Company shall reimburse the Executive for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Company under this Agreement, subject to the Company’s expense reimbursement policies in effect from time to time.
5.    Termination.
5.1    Termination by the Company. The Executive’s employment by the Company, and the Period of Employment, may be terminated at any time by the Company: (a) with Cause (as such term is defined in Exhibit A); or (b) upon not less than thirty (30) days prior written notice to the Executive, without Cause; or (c) in the event of the Executive’s death. The Company may, if it so chooses, place the Executive on paid leave of absence for any such thirty (30) day notice period referred to in clause (b) above (or any portion of such period). This provision supersedes Section 1 of the Confidentiality Agreement (as such term is defined in Section 6.1 hereof).
5.2    Termination by the Executive. The Executive’s employment by the Company, and the Period of Employment, may be terminated by the Executive, with or without Good Reason, upon not less than thirty (30) days prior written notice to the Company; provided, however, that in the case of a termination for Good Reason (as such term is defined in Exhibit A), the Executive may provide immediate written notice of termination once the applicable cure period (as contemplated by the definition of Good Reason) has lapsed if the Company has not reasonably cured the circumstances that gave rise to the basis for the Good Reason termination.
5.3    Benefits Upon Termination. If the Executive’s employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive (in any case, the date that the Executive’s employment by the Company terminates is referred to as the “Termination Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:
(a)    The Company shall pay the Executive (or, in the event of the Executive’s death, the Executive’s estate) any Accrued Obligations (as such term is defined in Exhibit A).
(b)    Subject to Section 5.3(c), if, during the Period of Employment, the Executive’s employment is terminated by the Company without Cause, or as a result of a resignation by the Executive for Good Reason, the Company shall pay the Executive (in addition to the Accrued Obligations) the following:
(i)    subject to tax withholding and other authorized deductions, an amount (the “Severance Benefit”) equal to 100% of the Executive’s Base Salary at the rate in effect on the Termination Date. Subject to Section 18.1, the Company shall pay the Severance Benefit to the Executive in equal monthly installments (rounded down to the nearest whole cent) over a period of twelve (12) consecutive months with the first installment payable on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service (as such term is defined in Exhibit A) (and which amount shall include payment of any amounts that would otherwise be due prior thereto); and
(ii)    if the Executive and any of the Executive’s eligible dependents, in each case, who participate in the Company’s (or any Affiliate’s) medical, dental, vision and prescription drug plans as of the Termination Date, timely elect coverage under Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for such plans, the Company shall pay directly, or promptly reimburse the Executive for, such COBRA premiums (on a monthly basis) for twelve (12) months; provided that in no event shall the Company’s obligations pursuant to this paragraph extend beyond the period in which the Company (or any Affiliate) is required to provide COBRA coverage to the Executive and/or any of his eligible dependents; and provided, further, that the first payment or reimbursement shall be made on the sixtieth (60th) day following the Executive’s Separation from Service (and which amount shall include payment of any amounts that would otherwise be due prior thereto).
(c)    If, during the Change in Control Period (as such term is defined in Exhibit A), the Executive’s employment with the Company is terminated by the Company without Cause, or as a result of a resignation by the Executive for Good Reason, the Company shall pay the Executive (in addition to the Accrued Obligations) the following:
(i)    subject to tax withholding and other authorized deductions, an amount (the “CIC Severance Benefit”) equal to 100% of the Executive’s Base Salary at the rate in effect on the Termination Date. Subject to Section 18.1, the Company shall pay the CIC Severance Benefit to the Executive in a lump sum on (or within ten (10) days following) the sixtieth (60th) day following the Executive’s Separation from Service; and
(ii)    if the Executive and any of the Executive’s eligible dependents, in each case, who participate in the Company’s (or any Affiliate’s) medical, dental, vision and prescription drug plans as of the Termination Date, timely elect coverage under COBRA for such plans, the Company shall pay directly, or reimburse the Executive for, such COBRA premiums (on a monthly basis) for twelve (12) months; provided that in no event shall the Company’s obligations pursuant to this paragraph extend beyond the period in which the Company (or any Affiliate) is required to provide COBRA coverage to the Executive and/or any of his eligible dependents; and provided, further, that the first payment or reimbursement shall be made on the sixtieth (60th) day following the Executive’s Separation from Service (and which amount shall include payment of any amounts that would otherwise be due prior thereto).
(d)    Notwithstanding the foregoing provisions of this Section 5.3, if the Executive materially breaches, at any time, the Executive’s obligations under the Confidentiality Agreement (as such term is defined in Section 6.1) or Section 6.2 of this Agreement, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive shall no longer be entitled to, and the Company shall no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit under Section 5.3(b) or the CIC Severance Benefit under Section 5.3(c); provided, however, that, if the Executive provides the Release contemplated by Section 5.4, in no event shall the Executive be entitled to a Severance Benefit or CIC Severance Benefit payment, as applicable, of less than $5,000, which amount the parties agree is good and adequate consideration, in and of itself, for the Executive’s Release contemplated by Section 5.4.
(e)    The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Company’s 401(k) plan (if any) or any other retirement or pension plan; and

(iv) any right to indemnification the Executive may have from the Company or the Executive’s right to be covered under any applicable insurance policy, with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Company or its affiliates, including, without limitation, pursuant to Section 19 hereof.
5.4    Release; Exclusive Remedy.
(a)    This Section 5.4 shall apply notwithstanding anything else contained in this Agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3, the Executive shall provide the Company with a valid, executed customary written separation and release agreement in the form provided by the Company (the “Release”) following such last day of employment, and the Release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Executive shall be required to execute and return the Release to the Company within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the Release maximally enforceable under applicable law) after the Company provided the form of Release to the Executive.
(b)    The Executive agrees that the payments contemplated by Section 5.3 shall (if the Release contemplated by Section 5.4(a) is signed and becomes effective and the severance amounts are paid in accordance with their terms) constitute the exclusive and sole remedy for any termination of the Executive’s employment and, in such case, the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment; provided, however, that nothing herein shall affect the Executive’s rights as a stockholder of the Company (or the rights of any stockholder in which the Executive has a direct or indirect beneficial interest). The Company and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement, and there shall be no offset against any amounts due to the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages. The Executive agrees to resign, on the Termination Date, as an officer and director of the Company and any Affiliate, and as a fiduciary of any benefit plan of the Company or any Affiliate, and to promptly execute and provide to the Company any further documentation, as reasonably required by the Company, to confirm such resignation.
5.5    Notice of Termination; Paid Leave. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other parties. This notice of termination must be delivered in accordance with Section 17 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination, as well as the effective date of termination. If the Company terminates the Executive’s employment pursuant to clause (b) of Section 5.1, or if the Executive provides notice of termination pursuant to Section 5.2, the Company may place the Executive on paid administrative leave during the applicable notice period and such leave shall not constitute grounds for a resignation by the Executive for Good Reason.

6.    Protective Covenants.
6.1    Confidentiality Agreement. As a condition to the Executive’s employment by the Company hereunder, effective as of the Effective Date, the Executive has entered into a Confidential Information and Work Product Assignment Agreement (the “Confidentiality Agreement”).
6.2    Cooperation. For three (3) years following the Executive’s last day of employment by the Company, the Executive shall reasonably cooperate with the Company and the Subsidiaries (as such term is defined in Exhibit A) in connection with: (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving any of them with respect to matters relating to the Executive’s employment with or service as a member of the Board or the board of directors of any Subsidiary; or (b) any audit of the financial statements of the Company or any Subsidiary with respect to the period of time when the Executive was employed by the Company. The Company shall reimburse the Executive for reasonable travel expenses incurred in connection with providing the services under this Section 6.2, including lodging and meals, upon the Executive’s submission of receipts.
7.    Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.
8.    Successors and Assigns. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and, other than as set forth below, shall not be assignable by the Company without the prior written consent of the Executive. The obligations under this Agreement shall be assignable by the Company to, and only to, any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided, that the Company shall require such successor to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such assignment had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor thereto which assumes and agrees to perform this Agreement by operation of law or otherwise.
9.    Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

10.    Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.
11.    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF NEW YORK WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.
12.    Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
13.    Entire Agreement. On and following the date hereof, (i) this Agreement, including its attachments and exhibits (together, the “Integrated Document”), embodies the entire agreement of the parties hereto respecting the matters within its scope, (ii) the Integrated Document supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof, including, without limitation, that certain letter agreement, effective as of January 15, 2024, by and between the parties, (iii) any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into the Integrated Document, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect, and (iv) there are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein or in the Integrated Document.

14.    Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto. The Executive may not consent to any such amendment, modification or change on behalf of the Company.
15.    Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
16.    Arbitration; Waiver of Jury Trial.
16.1    Arbitration. The Executive and the Company hereby agree that any and all controversies, claims or disputes with anyone arising out of, relating to or resulting in any manner from the Executive’s employment with the Company or the termination of the Executive’s employment with the Company, including any breach of this Agreement, (including any dispute with any employee, officer, shareholder, affiliate or benefit plan of the Company in their capacity as such or otherwise) shall be subject to binding arbitration under the arbitration rules set forth in applicable state or federal law (the “Rules”). Disputes which the parties agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination and any statutory claims.
16.2    Procedure. The parties hereby agree that any arbitration will be administered by a sole arbitrator (the “Arbitrator”) selected from Judicial Arbitration & Mediation Services, Inc., New York, New York, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and such selection shall be in a manner consistent with the JAMS rules applicable to employment disputes. Any arbitration pursuant to this Section 16 shall take place in New York, New York. The parties agree that the Arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. The parties also agree that the Arbitrator shall have the power to award any remedies available under applicable law, but will not have the power to award attorneys’ fees and costs. The Company agrees that it will pay for any administrative or hearing fees unique to arbitration, including any filing fees or arbitrator fees associated with any arbitration brought under this Section 16. The Arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that JAMS rules applicable to employment disputes conflict with the Rules, the Rules shall take precedence. The decision of the Arbitrator shall be in writing and shall set forth the bases for the Arbitrator’s decision. This provision supersedes paragraph 22 of the Confidentiality Agreement.

16.3    Remedy. Except as provided by the Rules and this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between the Executive and the Company. Accordingly, except as provided for by the Rules and this Agreement, the Executive and the Company will not be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the Arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the Arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted. The decision of the Arbitrator on any issue, dispute, claim or controversy submitted for arbitration, shall be final and binding upon the parties and that judgment may be entered on the award of the Arbitrator in any court having proper jurisdiction.
16.4    Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, the parties agree that any party may also petition the court for injunctive relief in aid of arbitration where either party alleges or claims a violation of this Agreement or any other agreement between the Executive, on the one hand, and the Company, on the other hand, regarding trade secrets or confidential information. The Executive understands that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefore, and both parties hereby consent to the issuance of an injunction.
16.5    Administrative Relief. The Executive understands that this Agreement does not prohibit the Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Equal Employment Opportunity Commission or the state Workers’ Compensation board. This Agreement does, however, preclude the Executive from pursuing court action regarding any such claim.
16.6    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
17.    Notices Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.
if to the Company:

Bowlero Corp.
Attention: Chief Legal Officer
7313 Bell Creek Road
Mechanicsville, VA 23111

if to the Executive, to the address most recently on file in the Company’s payroll records.
18.    Section 409A.
18.1    If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 5.3 until the earlier of (i) the date which is six (6) months after the Executive’s Separation from Service for any reason other than death, or (ii) the date of the Executive’s death. The provisions of this Section 18.1 shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive’s Separation from Service that are not so paid by reason of this Section 18.1 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive’s death).
18.2    Except to the extent any reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, any such reimbursement or in-kind benefit due to the Executive hereunder (A) shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred, and (B) shall not be subject to liquidation or exchange for another benefit and the amount of such reimbursement or in-kind benefit that the Executive receives in one taxable year shall not affect the amount of such benefits and reimbursements that the Executive receives in any other taxable year. The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company’s expense reimbursement policies to facilitate the timely reimbursement of such expenses.
18.3    It is intended that any amounts payable under this Agreement, and the Company’s and the Executive’s exercise of authority or discretion hereunder, shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.
18.4    For purposes of Section 409A of the Code, the Executive’s right to receive any installment payment under this Agreement shall be treated as a right to receive a series of separate and distinct payments.
18.5    Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a Separation from Service and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

19.    Indemnification.
19.1    Regardless of whether this Agreement expires or the Executive is terminated during the Period of Employment for any reason by the Company or by the Executive, the Company agrees that (i) if the Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding whether civil, criminal, administrative, investigative, appellate or other (a “Proceeding”) by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee, agent, manager, consultant or representative of another person or (ii) if any claim, demand, request, investigation, controversy, threat, discovery request or request for testimony or information (a “Claim”) is made, or threatened to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, whether arising before or after the date hereof, then the Executive shall promptly be indemnified and held harmless by the Company to the fullest extent legally permitted and authorized by the Company’s charter, bylaws or Board resolutions against any and all costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, expert witness fees, judgments, interest, expenses of investigating, defending or obtaining indemnity with respect to any Proceeding or Claim, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, officer or employee of the Company or a director, officer, member, employee, agent, manager, consultant or representative of such other person and shall inure to the benefit of the Executive’s heirs, executors and administrators. To the extent permitted by law, the Company shall advance to the Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim within thirty (30) days after receiving written notice requesting such an advance. Such notice shall include an undertaking by the Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.
19.2    Neither the failure of the Company (including its Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 19.1 that the Executive has satisfied any applicable standard of conduct, nor a determination by the Company (including its Board, independent legal counsel or stockholders) that the Executive has not met any applicable standard of conduct, shall create a presumption that the Executive has not met an applicable standard of conduct.
19.3    During the Period of Employment and for a period of six (6) years thereafter, the Company shall keep in place a directors and officers’ liability insurance policy (or policies) providing comprehensive coverage to the Executive if and to the extent that the Company provides such coverage for any other present or former senior executive or director of the Company. The Company shall give prompt written notice to the Executive in the event the Company does not have in full force and effect a directors and officers’ liability policy (or policies) that covers the Executive.

19.4    The provisions of this Section 19 shall apply to the estate, executor, administrator, heirs, legatees or devisees of the Executive and shall survive the expiration or any termination of this Agreement.
20.    Counterparts This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose. Electronic, facsimile or portable document format (pdf) executed signature pages shall constitute originals for purposes of this Agreement.
21.    Legal Counsel; Mutual Drafting Each party recognizes that this is a legally binding contract and acknowledges and agrees that such party has had the opportunity to consult with legal counsel of such party’s choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that the Executive has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.
22.    Further Assurances Each party shall execute and cause to be delivered to each other party hereto such documents and other instruments and take such further actions as may be reasonably necessary to carry out the provisions hereof.
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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.
“COMPANY”
Bowlero Corp., a Delaware corporation
By: /s/ Robert M. Lavan
Name: Bobby Lavan
Title: CFO
“EXECUTIVE”
/s/ Lev Ekster
Lev Ekster

EXHIBIT A
Certain Definitions
For purposes of this Agreement the following terms have the following meanings:
“Accrued Obligations” means:
(i)    any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Termination Date;
(ii)    other than in the event of the Executive’s termination by the Company for Cause or by the Executive without Good Reason, any Annual Bonus payable pursuant to Section 3.2 with respect to the fiscal year immediately preceding the fiscal year in which the Termination Date occurs that had not previously been paid, paid when Annual Bonus payments are made to active employees but in no event later than December 31 of the calendar year in which the Termination Date occurs;
(iii)    other than in the event of the Executive’s termination by the Company for Cause or by the Executive without Good Reason, the Annual Bonus paid to the Executive in the fiscal year prior to the year of termination prorated to reflect the portion of the current fiscal year worked by the Executive to and including the Termination Date. Such Annual Bonus, if payable in connection with Section 5.3(b), shall be payable in accordance with the installment plan and time frame specified in Section 5.3(b)(i) as it relates to the Severance Benefit. Such Annual Bonus, if payable in connection with Section 5.3(c), shall be payable in accordance with the time frame specified in Section 5.3(c)(i) as it relates to the CIC Severance Benefit;
(iv)    any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive through the Termination Date; and
(v)    any other amounts or benefits required to be paid or provided by law or under any employee benefit plan, program, policy or practice of the Company.
Subject to Section 18, all amounts in (i) and (iv) shall be paid promptly after the Termination Date, the amounts in (ii) and (iii) shall be paid in accordance with (ii) and (iii), respectively, and the amounts and benefits in (v) shall be paid or provided in accordance with their terms.
“Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.
Ex. A-1

“Cause” shall mean that, during the Period of Employment, any of the following events exists or has occurred:
(i)    the Executive is convicted of, or pleads guilty or nolo contendre to, a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);
(ii)    the Executive willfully commits an act of fraud, dishonesty or other act of willful misconduct in the course of the Executive’s duties hereunder that has an adverse impact on the Company or any Affiliate that is not immaterial, after the Company has delivered to the Executive a written notice which describes the basis for the Board’s belief that the Executive has willfully committed such act;
(iii)    the Executive willfully fails to perform the Executive’s duties under this Agreement and/or willfully fails to comply with reasonable directives of the Board, in either case after the Company has delivered to the Executive a written demand for performance which describes the basis for the Board’s belief that the Executive has violated the Executive’s obligations to the Company, or failed to comply with any such directives, as applicable, and the Executive fails to cure such alleged violation or failure within thirty (30) days after receipt of such notice; or
(iv)    any material breach by the Executive of (A) this Agreement, (B) the Confidentiality Agreement or (C) any material Company policy that was communicated to the Executive in writing that, in each case, (x) has or could reasonably be expected to have an adverse impact on the Company or any Affiliate that is not immaterial and (y) after the Company has delivered to the Executive a written notice which describes the basis for the Board’s belief that the Executive has materially breached this Agreement or such policy, and the Executive fails to cure such alleged breach within thirty (30) days after receipt of such notice.
However, no act or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.
“Change in Control” has the meaning assigned to it in the Bowlero Corp. 2021 Omnibus Incentive Plan.
“Change in Control Period” means the 24-month period immediately following a Change in Control.
“Good Reason” means a resignation by the Executive after the occurrence (without the Executive’s consent) of any one or more of the following conditions caused by the Company:
Ex. A-2

(i)    a material diminution in the Executive’s authority, duties, responsibilities or status; provided that the Company ceasing to be a publicly traded company will not, in and of itself, constitute a material diminution in the Executive’s authority, duties, responsibilities or status; or
(ii)    A reduction in Executive’s Base Salary that is in excess of 10% of Executive’s Base Salary unless such reduction is part of a broader reduction in salaries impacting other senior executives of the Company; or
(iii)    a change in the Executive’s reporting line such that the Executive no longer reports to the Vice Chairman, Thomas Shannon, or the Board of the Company; or
(iv)    any requirement that the Executive not be permitted to work remotely (other than travel as necessary in performing the Executive’s duties for the Company, including travel to the Company’s headquarters and other locations as necessary); or
(v)    the failure of the Company to have in full force and effect at all times a directors and officers’ liability policy (or policies) that covers the Executive;
provided, however, that the existence of the condition or conditions described in provisions (i) and (ii) above shall not constitute Good Reason unless both (x) the Executive provides written notice to the Company of the condition claimed to constitute Good Reason within sixty (60) days after the Executive has (or reasonably should have) knowledge of the initial existence of such condition(s), and (y) the Company fails to remedy such condition(s) within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Executive’s employment with the Company shall not constitute a termination for Good Reason unless such termination occurs not more than one hundred and twenty (120) days after the Executive has (or reasonably should have) knowledge of the initial existence of the condition claimed to constitute Good Reason.
“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
“Separation from Service” means a “separation from service” (within the meaning of Section 409A of the Code).
“Subsidiary” means any corporation or entity in which the Company owns or controls directly or indirectly fifty percent (50%) or more of the voting power or economic interests of such corporation or entity.
Ex. A-3